As filed with the Securities and Exchange Commission on January 16, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Guidance Software, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7372	95-4661210
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

215 North Marengo Avenue

Pasadena, CA 91101

(626) 229-9191

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

GUIDANCE SOFTWARE, INC.

FIRST AMENDED AND RESTATED 2004 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

John Colbert Guidance Software, Inc. Chief Executive Officer 215 North Marengo Avenue Pasadena, CA 91101 (626) 229-9191	Copies to: Julian T.H. Kleindorfer, Esq. Edward Sonnenschein, Jr., Esq. Latham & Watkins LLP 633 West Fifth Street, Suite 4000 Los Angeles, CA 90071 (213) 485-1234

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Outstanding options to purchase shares of Common Stock, par value $0.001 per share	3,790,216	$6.31	$23,916,263	$2,559
Common Stock, par value $0.001 per share: To be issued under the Plan	3,211,658	12.71	40,820,173	4,368
Total Registration Fee	N/A	N/A	N/A	6,927

(1)	Represents shares issuable under the Guidance Software, Inc. First Amended and Restated 2004 Equity Incentive Plan (the “Plan”). In accordance with Rule 416(a) of the Securities Act of 1933, as amended, this registration statement will also cover any additional shares of common stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or similar transaction.
(2)	Estimated solely for the purposes of calculating the registration fee under Rule 457(h) and (c) under the Securities Act of 1933, as amended (the “Securities Act”), and is based on (i) the weighted average exercise price of $6.31 per share for 3,790,216 shares subject to outstanding options, and (ii) the average of the high and low sales price ($12.71) of the Common Stock, as reported on the NASDAQ Global Market on January 11, 2007, for the remaining 3,211,658 shares issuable under the Plan.

Proposed sale to take place as soon after the effective date of the Registration

Statement as outstanding shares are purchased.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We are not filing or including in this Form S-8 the information called for in Part I of the Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this registration statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the Commission:

(a)	The description of the Common Stock contained in the Company’s Registration Statement on Form S-1 filed with the Commission on September 15, 2006 (File No. 333-137381), including any subsequently filed amendments and reports updating that description; and

(b)	The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on December 7, 2006 (File No. 001-33197), including any subsequently filed amendments and reports updating that description; and

(c)	The Company’s Prospectus on Form 424B4, filed on December 13, 2006.

In addition, this registration statement will incorporate by reference all documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and before the filing of a post-effective amendment stating that all securities offered have been sold or deregistering all securities then remaining unsold. All those documents will be considered a part of this registration statement from the respective dates we file them. A Current Report on Form 8-K furnished to the Commission will not be incorporated by reference into this registration statement. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to be a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Named Experts and Counsel

We have incorporated by reference in this registration statement the consolidated financial statements and schedules of Guidance Software, Inc. and its subsidiary appearing in our Form 424B4, filed on December 13, 2006. We are relying on the report of Deloitte & Touche LLP, our independent accountants, and are incorporating their report here by reference herein. We are also relying on the authority of Deloitte & Touche as experts in auditing and accounting.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, our certificate of incorporation includes a provision that permits the elimination of personal liability of our directors for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the Delaware General Corporation Law as it now exists or as it may be amended. The Delaware General Corporation Law permits limitations of liability for a director’s breach of fiduciary duty other than liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

Such limitation of liability may not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. In addition and in accordance with the Delaware General Corporation Law, our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether indemnification would be permitted under the Delaware General Corporation Law. We also intend to obtain additional liability insurance for our directors and officers.

Our bylaws authorize us to indemnify our officers, directors, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law empowers us to enter into indemnification agreements with our officers, directors, employees and agents. We currently have indemnification agreements with our directors and executive officers under California law and, prior to the completion of this offering expect to enter into separate indemnification agreements with our directors and executive officers under Delaware law to give such directors and executive officers additional contractual assurances regarding the scope of indemnification set forth in our certificate of incorporation and our bylaws and to provide additional procedural protections which may, in some cases, be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require us, among other things, to indemnify such directors and executive officers against liabilities that may arise by reason of status or service as directors or executive officers and to advance expenses they incur as a result of any proceeding against them as to which they could be indemnified.

At present, there is no pending litigation or proceeding involving any of our directors, executive officers, other employees or agents for which indemnification is sought, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

See Index to Exhibits on page 7.

Item 9. Undertakings

(a) We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the matters stated above, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed the value we registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission in accordance with Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant in accordance with Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment will be deemed to be a new registration statement relating to the offered securities, and the offering of the securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report under Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report under Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the offered securities, and the offering of securities at that time will be deemed to be the initial bona fide offering thereof.

(c) To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant in accordance with the provisions mentioned above, or otherwise, we have been advised that in the opinion of the Commission indemnification under those circumstances is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, Guidance Software, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused and authorized the officers whose signatures appear below to sign this Registration Statement on its behalf by, in the City of Pasadena, State of California, USA on January 12, 2007.

GUIDANCE SOFTWARE, INC.

By:	/s/ John Colbert
John Colbert, Chief Executive Officer and Director

By:	/s/ Frank Sansone
Frank Sansone, Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints John Colbert and Frank Sansone as attorneys-in-fact and agents, each acting alone, with full powers of substitution to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this registration statement and other documents in connection with the registration statement, with the Securities and Exchange Commission, granting to those attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of January 12, 2007.

Signature	Title

/s/ John Colbert	Chief Executive Officer and Director (Principal Executive Officer)
John Colbert

/s/ Frank Sansone	Chief Financial Officer (Principal Financial and Accounting Officer)
Frank Sansone

/s/ Shawn McCreight	Chairman and Chief Technology Officer
Shawn McCreight

/s/ John Patzakis	Vice Chairman and Chief Legal Officer
John Patzakis

/s/ Kathleen O’Neil	Director
Kathleen O’Neil

/s/ George Tenet	Director
George Tenet

/s/ Amit Yoran	Director
Amit Yoran

INDEX TO EXHIBITS

EXHIBIT		PAGE
4.1	Investor’s Rights Agreement, dated as of September 26, 2003, by and between Guidance Software, Inc. and Mathew Healey	Note (1)

5.1	Opinion of Latham & Watkins, LLP, related to the shares of common stock being sold in the initial public offering	Note (1)

10.3	Amended and Restated 2004 Equity Incentive Plan	Note (1)

23.1	Consent of Deloitte & Touche LLP	Note (1)

23.2	Consent of McGladrey & Pullen, LLP	Note (1)

24.1	Power of Attorney (see page II-3 of the Registration Statement)	Note (1)

(1)	Incorporated by reference in the Company’s Registration Statement on Form S-1 (No. 333-137381) declared effective on December 12, 2006.